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                                                                    EXHIBIT 21.1

                           GOLF TRUST OF AMERICA, INC.
                              LIST OF SUBSIDIARIES

                                 MARCH 20, 2000


GTA GP, Inc., a Maryland corporation
GTA LP, Inc., a Maryland corporation
Golf Trust of America, L.P., a Delaware limited partnership in which GTA GP,
  Inc. is the sole general partner.
Sandpiper-Golf Trust, LLC, a California limited liability company
GTA Tierra Del Sol, LLC, a New Mexico limited liability company
GTA Osage, LLC, a Michigan limited liability company
Sandpiper GTA Development, Inc. (dissolved effective 12/31/99)




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